Francesca’s Holdings Corporation Reports Financial Results for the
Fiscal Third Quarter Ended October 29, 2011
Net sales increased 42.6%;
Comparable boutique sales increased 6.5%;

HOUSTON, TEXAS — December 6, 2011 — Francesca’s Holdings Corporation (NASDAQ:FRAN) today announced financial results for the fiscal third quarter and year-to-date period ended October 29, 2011.

For the fiscal third quarter ended October 29, 2011:

•	Net sales increased 42.6% to $50.0 million from $35.1 million in the same prior year period.

•	Comparable boutique sales increased by 6.5% following an increase of 21.1% in the same prior year period.

•
Gross margin was 51.6% compared to 51.7% in the prior year period. Merchandise margin improved over prior year primarily as a result of a favorable sales mix offset by increased boutique occupancy and depreciation costs as a result of the larger number of mall-based boutiques.

•
Income from operations was $8.0 million compared to $8.4 million in the prior year period. The decrease was principally due to the recognition of $2.3 million of stock-based compensation expense associated with the accelerated vesting of certain stock options in connection with the Company’s initial public offering.  Excluding the stock-based compensation expense, income from operations was $10.3 million, up 22.5% over the prior year period and was 20.6% of net sales.

•	Interest expense was $0.5 million or $0.01 per diluted share. The Company had no interest expense and no outstanding debt during the same prior year period.

•
Net income was $4.7 million, or $0.11 per diluted share based upon 44.5 million weighted average shares outstanding. Excluding the aforementioned $2.3 million pretax, or $0.03 per diluted share, stock-based compensation expense, net income was $6.1 million or $0.14 per diluted share. This compares to net income of $5.1 million, or $0.13 per fully diluted share based on 40.7 million weighted average shares and no debt outstanding for the prior year period.

•
The Company opened 4 new boutiques during the third quarter. At October 29, 2011 the Company operated 283 locations compared to 206 at the end of the same prior year period.  The sales, profitability and costs to open our new stores are in line with our expectations.

John De Meritt, President and CEO stated: “We are pleased to report another very productive quarter across all metrics.  We exceeded our original EPS guidance for the quarter.  Our 76 new boutiques opened this year are performing well with excellent returns on invested capital.  We are pleased with our customers’ continuing acceptance of our diverse merchandise assortment, compelling value and our differentiated shopping experience.  Looking ahead, we are still in the early stages of a strong growth trajectory with 283 boutiques open and operating of our estimated total potential of 900.  Our balance sheet remains strong and inventory levels are in great shape going into the holiday season.”

For the year-to-date period ended October 29, 2011:

•	Net sales increased 49.5% to $142.5 million from $95.3 million in the same prior year period. Comparable boutique sales increased 8.4% following a 15.5% increase in the same prior year period.

•
Gross margin was 52.2% compared to 52.0% in the prior year period.  Merchandise margin improved primarily as a result of a favorable sales mix partially offset by increased boutique occupancy and depreciation costs as a result of the larger number of mall-based boutiques.

•
Income from operations grew by 40.2% to $29.1 million from $20.7 million in the prior year period. Excluding the aforementioned stock-based compensation expense, income from operations for the year to date period was up 51.1%, or 22.0% of net sales compared to 21.8% of net sales in the prior year period.

•	Interest expense was $4.5 million or $0.07 per diluted share. The Company had no interest expense and no outstanding debt during the same prior year period.

•
Net income was $14.1 million, or $0.33 per diluted share based on 42.4 million weighted average shares outstanding. Adjusted net income was $16.5 million, or $0.38 per diluted share, excluding a $1.6 million pretax, or $0.02 per diluted share, charge for the early extinguishment of debt under the Company’s prior senior secured credit facility and a $2.3 million pretax, or $0.03 per diluted share, charge for the recognition of stock-based compensation expense associated with the accelerated vesting of options in connection with the Company’s initial public offering.  This compares to net income of $12.6 million, or $0.31 per fully diluted share based on 40.6 million weighted average shares and no outstanding debt for the same year-to-date period in fiscal year 2010.

•	The Company completed its plan of opening 76 new boutiques. The sales, profitability and costs to open our new stores are in line with our expectations.

Balance Sheet highlights as of October 29, 2011:

Cash and cash equivalents were $15.0 million.

Inventories were $16.7 million on a boutique base of 283 compared to $13.3 million on a boutique base of 206 at the end of the same prior year period.  Sales growth of 42.6% exceeded inventory growth of 25.5%, reflecting effective inventory management with an appropriate level of inventory heading into the fourth quarter.

Borrowings during the period decreased $6.0 million to $35.0 million as the Company used a portion of its cash flow to reduce its borrowing under its revolving credit facility.  Subsequent to the end of the quarter, borrowing was reduced an additional $10.0 million to $25.0 million.

Fourth Quarter and Fiscal 2011 Outlook

For the fiscal fourth quarter ending January 28, 2012, net sales are expected to be in the range of $55.5 million to $57.0 million assuming an increase in comparable boutique sales of 4% to 5% following a 14.5% increase in the prior year period.  With the reduction in our outstanding debt, projected interest expense, including amortization of debt issue costs, is $375,000.  Diluted earnings per share are expected to be in the range of $0.14 to $0.15 for the quarter. The number of diluted weighted-average shares outstanding is expected to be 44.6 million.

For the full fiscal year 2011, net sales are expected to be in the range of $198.0 million to $200.0 million. Diluted earnings per share are expected to be in the range of $0.47 to $0.48. Adjusted diluted earnings per share are expected in the range of $0.52 to $0.53 excluding a $1.6 million pretax, or $0.02 per diluted share, charge for the early extinguishment of debt under the Company’s prior senior secured credit facility and a $2.3 million pretax, or $0.03 per diluted share, expense for the recognition of accelerated stock-based compensation associated with our initial public offering. This assumes 43.0 million diluted weighted-average shares outstanding. Capital expenditures for the year are expected to be in the range of $16.0 million to $17.0 million, which is below our prior guidance of $18.0 to $20.0 million.

Conference Call Information

A conference call to discuss third quarter results is scheduled for December 6, 2011, at 4:30 p.m. EST. A live web cast of the conference call will be available in the investor relations section of the Company’s website, www.francescascollections.com. In addition, a replay of the call will be available after the call and remain available until January 6, 2012. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 2401885. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP adjusted income from operations, adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure.  These non-GAAP financial measures exclude the charge for the early extinguishment of debt under the Company’s prior senior secured credit facility and stock compensation associated with the accelerated vesting of options in connection with the Company’s initial public offering.  We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures both in the text above and the table on page 6 of this release.  We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2011 diluted earnings per share, actual results, and guidance on a comparable basis with our quarterly and fiscal year 2010 results.  These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements
Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new boutiques as planned; and possible inability to sustain levels of comparable-boutique sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Prospectus dated July 21, 2011.  We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca’s Holdings Corporation

Francesca’s Collections is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and uniquely balanced mix of high-quality, trend-right apparel, jewelry, accessories and gifts at attractive prices. Francesca’s Collections appeals to the 18-35 year-old, fashion conscious, female customer, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. Francesca’s Collections’ boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

CONTACT:

ICR, Inc.
Jean Fontana/Joseph Teklits
203-682-8200
jean.fontana@icrinc.com

ADDITIONAL INFORMATION

For additional information on Francesca’s, please visit www.francescas.com

Francesca’s Holdings Corporation
Unaudited Consolidated Statements of Operations
(In thousands, except percentages)

	Thirteen Weeks Ended		Thirty Nine Weeks Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
	(In thousands except percentages)
Net sales	$50,020	$35,073	$142,506	$95,293
Cost of goods sold and occupancy costs	24,187	16,924	68,048	45,717

Gross profit	25,833	18,149	74,458	49,576
Selling, general and administrative expenses	17,789	9,748	45,388	28,845

Income from operations	8,044	8,401	29,070	20,731
Interest expense	(473)	—	(4,529)	—
Loss on early extinguishment of debt	—	—	(1,591)	—
Other income	198	79	248	103

Income before income tax expense	7,769	8,480	23,198	20,834
Income tax expense	3,025	3,365	9,050	8,267

Net income	$4,744	$5,115	$14,148	$12,567

Basic earnings per common share	$0.11	$0.13	$0.34	$0.32
Diluted earnings per common share	$0.11	$0.13	$0.33	$0.31

Weighted average shares outstanding:
Basic shares	43,538	40,406	41,601	39,030
Diluted shares	44,533	40,675	42,421	40,625

Percentage of Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold and occupancy costs	48.4%	48.3%	47.8%	48.0%

Gross profit	51.6%	51.7%	52.2%	52.0%
Selling, general and administrative expenses	35.6%	27.7%	31.8%	30.2%

Income from operations	16.0%	24.0%	20.4%	21.8%
Interest expense	(0.9)%	—	(3.2)%	—
Loss on early extinguishment of debt	—	—	(1.1)%	—
Other income	0.4%	0.2%	0.2%	0.1%

Income before income tax expense	15.5%	24.2%	16.3%	21.9%
Income tax expense	6.0%	9.6%	6.4%	8.7%

Net income	9.5%	14.6%	9.9%	13.2%

Francesca’s Holdings Corporation
Reconciliation of GAAP to Non-GAAP Adjusted Net Income
and Adjusted Diluted Earnings Per Share
(In thousands, except per share data)

Reconciliation of Third Quarter and Year-to-date Results

	Thirteen Weeks Ended October 29, 2011	Thirty Nine Weeks Ended October 29, 2011
Income from operations, as reported	$8,044	$29,070
Add back stock compensation associated with accelerated vesting	2,251	2,251
Adjusted income from operations	10,295	31,321

Net income, as reported	4,744	14,148
Add back stock compensation associated with accelerated vesting, net of $0.9 million tax effect*	1,373	1,373
Add back of loss on early extinguishment of debt , net of $0.6 million tax effect *	—	970
Adjusted net income	6,117	16,491

Diluted earnings per share, as reported	0.11	0.33
Add back stock compensation associated with accelerated vesting, net of $0.02 tax effect*	0.03	0.03
Add back of loss on early extinguishment of debt, net of $0.02 tax effect *	—	0.02
Adjusted diluted earnings per share	$0.14	$0.38

Reconciliation of Guidance for the Fiscal Year 2011

Fiscal Year Ended January 28, 2012
Diluted earnings per share, as reported	$0.47 - $ 0.48
Per share impact of loss on early extinguishment of debt, net of $$0.02 tax effect*	0.02
Per share impact of stock-based compensation related to accelerated vesting, net of $0.02 tax effect*	0.03
Adjusted diluted earnings per share	$0.52 - $ 0.53

* The effective tax rate of 39.0% for the thirty nine weeks ended October 29, 2011 was used in calculating the tax impact.

Francesca’s Holdings Corporation
Unaudited Consolidated Balance Sheets
(In thousands)
	October 29, 2011	January 29, 2011	October 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$14,982	$12,516	$17,763
Accounts receivable	3,571	4,054	4,037
Inventories	16,675	11,959	13,292
Deferred income taxes	1,784	1,321	1,130
Prepaid expenses and other current assets	2,912	1,871	1,755

Total current assets	39,924	31,721	37,977
Property and equipment, net	29,973	21,300	16,802
Deferred income taxes	—	2,704	2,208
Other assets, net	2,698	3,399	881

TOTAL ASSETS	$72,595	$59,124	$57,868

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,713	$6,146	$4,657
Accrued liabilities	5,931	6,410	7,381
Current portion of long-term debt	—	5,938	—

Total current liabilities	14,644	18,494	12,038
Deferred and accrued rents	14,839	8,223	7,908
Deferred income taxes	455	—	—
Long-term debt	35,000	87,875	—

Total liabilities	64,938	114,592	19,946

Commitments and contingencies

Stockholders’ deficit:
Common stock - $.01 par value, 80.0 million shares authorized; 43.5 million shares issued and outstanding at October 29, 2011; 40.5 million shares issued and outstanding at January 29, 2011; 40.4 million shares issued and outstanding at October 30, 2010.	435	405	404
Additional paid-in capital	76,179	27,232	24,951
Accumulated deficit	(68,957)	(83,105)	12,567

Total stockholders’ equity (deficit)	7,657	(55,468)	37,922

Total liabilities and stockholders’ equity (deficit)	$72,595	$59,124	$57,868

Francesca’s Holdings Corporation
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	October 29, 2011	October 30, 2010
Cash Flows From Operating Activities:
Net income	$14,148	$12,567
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	3,509	1,707
Stock-based compensation expense	3,907	1,706
Excess tax benefit from stock-based compensation	(449)	(535)
Loss on sale of assets	20	22
Amortization of debt issue costs	462	—
Loss on early extinguishment of debt	1,591	—
Deferred income taxes	2,696	(1,997)
Changes in assets and liabilities:
Accounts receivable	931	(3,539)
Inventories	(4,716)	(6,914)
Prepaid expenses and other assets	(926)	(896)
Accounts payable	2,567	1,954
Accrued liabilities	(479)	4,601
Deferred and accrued rents	6,616	5,684

Net cash provided by operating activities	29,877	14,360

Cash Flows Used by Investing Activities:
Purchase of property and equipment	(12,236)	(11,037)
Other	35	—

Net cash used by investing activities	(12,201)	(11,037)

Cash Flows Used by Financing Activities:
Proceeds from issuance of stock in initial public offering, net of costs	44,118	—
Proceeds from borrowings under the new revolving credit facility	41,000	—
Repayments of borrowings under the prior senior secured credit facility	(93,813)	—
Repayments of borrowings under the new revolving credit facility	(6,000)	—
Payment of debt issue costs	(1,468)	—
Proceeds from the exercise of stock options	504	138
Excess tax benefit from stock-based compensation	449	535

Net cash (used by) provided by financing activities	(15,210)	673

Net increase in cash and cash equivalents	2,466	3,996
Cash and cash equivalents, beginning of year	12,516	13,767

Cash and cash equivalents, end of period	$14,982	$17,763

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$6,300	$6,837
Interest paid	$5,027	$—